Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation or Organization
Fleet Street (US) Corp.	Delaware
Bottomline Technologies Group Inc.	Delaware
Bottomline Holdings LLC	Delaware
BT General LLC	Delaware
Create!form International, LLC	Delaware
LAS Holdings LLC	Delaware
LAS Services LLC	Delaware
Allegient Systems LLC	Delaware
Optio Software, LLC	Delaware
Bottomline Technologies (Aust) Pty Ltd.	Australia
CLS Research Pty Ltd.	Australia
Decillion Solutions (Aust) Pty Ltd.	Australia
Corporate Drive Holdings SRL	Barbados
Bottomline Technologies (Canada), Inc.	Canada
Sterci Canada, Inc.	Canada
DS Solutions (China) Co, Ltd	China
Bottomline Technologies S.A.	France
Sterci SAS	France
Bottomline Technologies GmbH	Germany
PT. Bottomline Technologies Indonesia	Indonesia
Bottomline Technologies Ltd.	Israel
Bottomline Technologies SDN. BHD.	Malaysia
Bottomline Technologies PTE LTD	Singapore
Decillion Solutions PTE LTD	Singapore
Bottomline Technologies Sarl	Switzerland
Bottomline Technologies Co., Ltd.	Thailand
AFP Holdings Limited	United Kingdom
Bottomline Technologies Limited	United Kingdom
Bottomline Technologies Europe Limited	United Kingdom
Chatham Street Technologies Limited	United Kingdom
Chatham Street LP	United Kingdom
CJJ Investments Limited	United Kingdom
First Capital Cashflow Limited	United Kingdom
Payment Services Bureau Limited	United Kingdom